NationsBank Corporation           Tel 704 386-5000
      100 North Tryon Street            Fax 704 386-0270
      NC1-007-23-06
      Charlotte, NC 28255

NATIONSBANK

      Pricing Supplement No. 0205 Dated         Rule 424(b)(2)
      September 30, 1998 (To Prospectus dated   File number: 333-13811
      December 19, 1996 and Prospectus
      Supplement dated January 08, 1998)

      Senior Medium-Term Notes, Series G
      Due Nine Months or More From Date of Issue


      Principal Amount:                        $  25,000,000.00
      Issue Price:            100.00000   %    $  25,000,000.00
      Commission or Discount:   0.00000   %    $           0.00
      Proceeds to Company:    100.00000  %     $  25,000,000.00

      Agent:                   Salomon Smith Barney, as Agent

      Original Issue Date:     October 05, 1998

      Stated Maturity Date:    October 05, 2000

      Cusip #:                 63858R-FM-8

      Form:                    Book entry only

      Interest Rate:           Floating

      Base rate:               Federal Funds H.15 Effective Rate on Telerate
                               Page T120

      Index maturity:          N/A

      Spread:                  + 25.0 bps

      Initial Interest Rate:   To be determined using the Fed Funds Effective
                               Rate on October 1, 1998

      Interest Reset Period:   Each Business Day

      Interest Reset Dates:    Each Business Day except at maturity the last
                               Interest Reset Date will be the last Record
                               Date prior to the Maturity Date

      Interest Determination Date:  Two business days prior to the Interest
                                    Reset Date

      Record Date              Two Business Days prior to the Interest Payment
                               Date except that the interest payment due on the Maturity Date will include interest accrued up to but excluding such date

      Accrual Period           Interest will accrue from Record Date to
                               Record Date except the final interest payment will accrue up to but excluding the Maturity
                               Date

      Interest Payment Dates:  5th of January, April, July, and October,
                               commencing January 5, 1999


      May the Notes be redeemed by the company prior to
      maturity?                                                    No
      May the Notes be repaid prior to maturity at the option
      of the holder?                                               No
      Discount Note?                                               No